Exhibit 10.49

MEMORANDUM OF EMPLOYMENT

Effective: October 1, 2008

Name:	D. Jeffry Benoliel

Address:	520 E. Gravers Lane

Wyndmoor, PA 19038

The parties to this Memorandum of Employment (“Agreement”) are D. JEFFRY BENOLIEL and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”).

You have been employed by Quaker as its Vice President, Secretary and General Counsel. Effective October 1, 2008, you were appointed Quaker’s Vice President-Global Strategy, General Counsel and Corporate Secretary and Quaker now wishes to adjust your compensation and enter into this memorandum containing certain covenants in connection with this appointment.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.	Duties

Effective as of the date written above, Quaker agrees to employ you and you agree to serve as Quaker’s Vice President-Global Strategy, General Counsel and Corporate Secretary. You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by Quaker’s Chief Executive Officer or Quaker’s Board of Directors. You agree that during the term of your employment with Quaker to devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker and its subsidiaries. Any and all prior employment agreements, with the exception of the November 19th, 2008 Change of Control agreement with Quaker are hereby terminated and have no legal effect except to the extent to recognize years of service from original date of hire.

Quaker Chemical Corporation One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA www.quakerchem.com T 610.832.4000 F 610.832.8682

2.	Compensation

Quaker agrees to pay you a base salary, which shall be payable semimonthly. Your base salary is set forth in an addendum, which is attached hereto and made a part hereof. The rate of base salary will be reviewed and adjusted on an annual basis consistent with Quaker’s then current practice for reviewing executive officers’ salaries and performance. In addition, you will be entitled to participate, to the extent eligible, in any of Quaker’s annual and long term incentive plans, retirement savings plan, pension plan, stock purchase plan, and will be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker to its full-time employees as well as you shall be eligible to participate in Quaker’s Supplemental Retirement Income Plan Your salary and/or any benefits being made available to you may be changed at any time at Quaker’s sole option, and any such change shall not affect any other provision of this Agreement.

3.	Term of Employment.

Your employment with Quaker may be terminated on thirty (30) days’ written notice by either party, with or without cause or reason whatsoever. Within thirty (30) days after termination of your employment, you will be given an accounting of all monies due you.

4.	Covenant Not to Disclose

You acknowledge that the identity of Quaker’s (and any of Quaker’s affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker’s suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker’s customers for which management services are being provided), information concerning the method and conduct of Quaker’s (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker’s (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker’s trade secrets (“Trade Secrets”) and are Quaker’s (and/or any of its affiliates’, as the case may be) sole and exclusive property. You agree that at no time during or following your employment with Quaker will you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Trade Secrets. Upon termination of your employment with Quaker and prior to final payment of all monies due to you under Paragraph 2 or at any other time upon Quaker’s request, you agree to surrender immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Trade Secrets.

5.	Covenant Not to Compete

In consideration of your employment with Quaker and the training you are to receive from Quaker, you agree that during your employment with Quaker and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:

a. directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) products or services; and

b. recruit or solicit any Quaker employee or otherwise induce such employee to leave Quaker’s employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated.

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective. However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced. You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 4 or in this Paragraph 5, Quaker will suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker, at law or in equity, Quaker shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6.	Contractual Restrictions

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker and (b) your employment by Quaker shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound.

7.	Inventions

All improvements, modifications, formulations, processes, discoveries or inventions (“Inventions”), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense or at Quaker’s premises or at a customer’s premises or (b) during your employment with Quaker and additionally for a period of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property. You shall promptly disclose to Quaker all Inventions that you conceive or become aware of at any time during your employment with Quaker and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker. You hereby transfer and assign to Quaker all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your employment with Quaker. You shall assist Quaker in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker’s interests therein. Upon request, you shall execute any and all applications, assignments, or other documents that Quaker deems necessary and desirable for such purposes. You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

8.	Termination.

Quaker, in its sole discretion, may terminate your employment at any time and without notice for any reason, including Cause. If you incur a Separation from Service by action of Quaker for any reason other than Cause, death, disability or normal retirement age, Quaker agrees to:

a. Provide you with reasonable outplacement assistance, either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by you in connection with your Separation from Service. The outplacement services must be provided during the one-year period following your Separation from Service. If any expenses are to be reimbursed, you must request the reimbursement within eighteen months of your Separation from Service and reimbursement will be made within 30 days of your request.

b. Pay you one year’s severance in twenty-four semi-monthly installments commencing on the Payment Date and continuing on Quaker’s normal semi-monthly payroll dates each month thereafter, each of which is equal to your semi-monthly base salary at the time of your Separation from Service, provided you sign a Release within 45 days of the later of the date you receive the Release or your Separation from Service.

“Separation from Service” means your separation from service with Quaker and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Cause” means your employment with Quaker has been terminated by reason of (i) your willful and material breach of this Memorandum of Employment, (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker, or (iii) conviction of or plea of guilty or nolo contendere to a felony.

“Payment Date” means (x) the 60th day after your Separation from Service or (y) if you are a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of your Separation from Service, and the severance described in subsection (b) is deferred compensation subject to section 409A of the Code, the first business day of the seventh month following the month in which your Separation from Service occurs. If the Payment Date is described in clause (y), the amount paid on the Payment Date shall include all monthly installments that would have been paid earlier had clause (y) not been applicable, plus interest at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of your Separation from Service (or the previous business day if such day is not a business day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made.

“Release” means a release (in a form satisfactory to Quaker) of any and all claims against Quaker and all related parties with respect to all matters arising out of your employment with Quaker, or the termination thereof (other than for claims for any entitlements under the terms of this Memorandum of Employment or any plans or programs of Quaker under which you have accrued a benefit) that Quaker provides to you no later than ten days after your Separation from Service. If a release is not provided to you within this time period, the severance shall be paid even if you do not sign a release.

9.	Miscellaneous

This Agreement constitutes the entire integrated agreement concerning the subjects covered herein. In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired. You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws. This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker as well as its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION

/s/ Kathleen Lasota	/s/ Sandy Timinski

WITNESS:

/s/ W. Timothy Haines	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel

ADDENDUM 1

Base Salary:	Your salary will be payable on a semi-monthly basis at the rate of $ 11,666.67, which is annualized at $280,000.08. You will be eligible for your next salary increase in 2009.

Annual and Long- Term Bonuses:	For your position, you are eligible to participate in the Global Annual Incentive Plan (GAIP). Your annual cash bonus is up to a maximum of 50% of your base salary. For the LTIP 2009-2011 plan period , you will be recommended for Level I to the Compensation/Management Development Committee of the Board of Directors (the “Compensation Committee”) at a target level of a minimum of 35% of your base salary. All incentive compensation awards are made at the Company’s discretion, are subject to change, and require the approval of the Compensation Committee.

Other Items:	You will be allowed 12 months severance if you are asked to leave Quaker for other than Cause. In addition, Quaker will pay for your bar association and continuing legal education expenses.

Benefits:

Quaker offers a Flexible Benefits Program. This gives you the opportunity to choose from a variety of options creating a customized benefits package. The following benefits are part of the program. In each of these areas, you are offered a range of options so you may choose the ones that make the most sense for your personal situation.

•        Medical

•        Dental

•        Life & AD&D Insurance

•        Long-term Disability

•        Health Care and Dependent Care Flexible Spending Accounts (FSAs)

In addition to these flexible benefits, Quaker also offers the following benefit plans:

•        Retirement Savings Plan (401K)

•        Supplemental Retirement Income Program

Vacation /Holidays:	You are eligible for four weeks of vacation annually and the same paid holidays made generally available by Quaker to its other full-time employees. The company currently has 11 1/2 paid holidays.

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